Exhibit 14.1

Broadridge Financial Solutions, Inc.
Code of Business Conduct and Ethics

Who is this code for?
This Code applies to everyone at Broadridge. This Code of Business Conduct and Ethics (the “Code”) outlines how we conduct ourselves: the policies, expectations and high standards everyone must follow at all times. Our Code is global, mandatory and applies to everyone at Broadridge in every role, at every level and in all locations, including officers, directors, associates, and any third-party representing Broadridge including consultants and contractors, agents and partners. All must adhere to the Code.

We always comply with the Code and the law. As an associate, you have a responsibility to accomplish your job with the highest level of integrity. Your work must always be carried out in compliance with law and this Code. You are also obligated to speak up when you have a question or concern, and if you become aware of a potential violation of the Code, you must report it. There are no exceptions to these expectations. Avenues to report potential violations of the Code or raise questions or concerns are set forth below under Ethics Resources, including anonymous reporting through the Ethics Hotline. Broadridge is committed to protecting from discrimination or retaliation individuals who report activities believed to be illegal, dishonest, unethical, or otherwise improper (in some cases referred to as “whistleblowers”)

We lead with our values. The performance of our services consistent with our values enables many of the world’s leading global institutions to rely on us. Their confidence depends on our uncompromising honesty and integrity.

Our Values
Honesty & Integrity
iHonesty and integrity are essential to every aspect of our business: every activity, every interaction and every communication. Our reputation and success are built on uncompromising honesty and integrity that must never be jeopardized. It is our personal responsibility to maintain the trust and loyalty of others by what we say and do as individuals.
iiThe importance of honesty and integrity applies to Broadridge officers, directors, associates, business partners, independent contractors, consultants and others who conduct business on our behalf.

Reliability
iWe keep our promises, we meet our obligations and we do the right thing in every situation.
iiActing with integrity is a shared commitment. We must all be alert for situations that violate our Code, our policies, our procedures or the law. We are not only personally accountable for complying with our Code, but we also have a responsibility to discuss ethical concerns, ask questions and report misconduct. Ignoring unethical behavior and Code violations can result in serious consequences.
iiiYour conduct reinforces an ethical atmosphere and positively influences the conduct of fellow associates. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must still report it to the appropriate level of management at your location.

Trust
aBy speaking up, you assure that we protect our reputation as well as the interests of our clients. Every concern you raise will receive our prompt and conscientious attention, ensuring that we are lawful, ethical and honest in everything we do.
i.Trust is built on each of us feeling valued and heard. Consequently, we always cooperate with inquiries or investigations that result from a concern raised or a report made, knowing that calls, detailed notes and/or emails will be dealt with on a “need to know” basis.

Respect
i.The way we engage with each other sets the tone for all our business relationships. It is crucial that we treat each other with dignity and respect. By being courteous and fair in our interactions, and taking pride in creating a positive environment, we ensure that our congenial spirit of cooperation continues to thrive.

Managers: Leaders in Broadridge Values
i.Managers are critical in promoting and implementing this Code. They must model ethical behavior and promote a workplace where associates feel comfortable coming forward with concerns and questions. If you are a Broadridge manager, look to our values which are the pillars of our business ethics as your guide. Managers lead by example and reinforce ethical behavior. Managers communicate expectations clearly and foster a positive work environment, free from discrimination, harassment, retaliation and unfair treatment. They encourage transparency, respect and confidentiality, and avoid conflicts of interest.

Fair Treatment of Associates

Diversity, Equity & Inclusion
•We believe that diversity, equity and inclusion in our workforce are central to business excellence. As associates, we are part of a global network of talented, client-centric, forward-thinking people. We know that every associate matters and that we all benefit from diversity, equity and inclusion. We are sensitive to cultural differences and respect individual attributes, customs and viewpoints, knowing they contribute to our performance and enhance our productivity. We are open-minded and listen to others’ views. Our goal is to create an inclusive work environment that allows us to bring our whole selves to work. Please see our Diversity, Equity and Inclusion Policy.

Equal Opportunity
•Broadridge provides equal employment opportunities to all associates and applicants for employment without regard to race, color, religion, sex (including sexual orientation, gender identity or expression and pregnancy), marital status, national origin, ethnic origin, social origin, age, disability, genetic information, or military or veteran status and other protected characteristics. This applies to terms and conditions of employment including, but not limited to, recruitment, hiring, placement, promotion, termination, transfer, leaves of absence, compensation and benefits and training.

Non-discrimination
•Unlawful discrimination is never acceptable, and decisions cannot be based on prejudices of any kind. We prohibit discrimination based on race, color, religion, sex (including sexual orientation, gender identity or expression and pregnancy), marital status, national origin, ethnic origin, social origin, age, disability, genetic information, or military or veteran status and other protected characteristics. Making employment-related decisions, including recruitment, hiring, placement, promotion, termination, transfer, leaves of absence, compensation and training, based on any of these traits is not allowed; such decisions must be based on an individual’s skills, knowledge, performance, talent and capabilities. For more on prohibiting discrimination, please see our policies, including Equal Employment Opportunity and Policy Against Discrimination and Harassment (U.S.) and Equal Opportunities Policy (UK).

Harassment
•We do not tolerate conduct that contributes to a hostile work environment. Any conduct toward associates, clients, contractors, business partners or others that is unwelcome, offensive or intimidating is prohibited, including:
–Conversations or images of a sexual, crude or obscene nature
–Jokes or teasing comments concerning sex, sexual orientation, gender, age, race, disability or other protected traits
–Demeaning remarks
–Touching others inappropriately
–Indecent gestures
More information on this topic, including company policies, is available for associates on My Broadridge, the local employee handbook or from their HR business partner.

Freedom of Association
•We are committed to complying with applicable national, state and local labor laws and supporting the payment of competitive wages and benefits to all associates. We recognize and respect the rights of associates to decide whether or not to join a union, association, or representative organization for the purpose of engaging in collective bargaining, as consistent with applicable national, state and local laws and customs.

Safe Workplace
•We are committed to a non-violent working environment that is free of threats and physical harm. We can never intentionally harm another person or damage property. Acts or threats of violence directed toward another person or Broadridge property must always be reported. We can never bring weapons or other dangerous devices on Broadridge property, including our parking lots and company-owned vehicles, or on our clients’ property. We follow workplace safety rules and obey posted warning signs and restrictions. We also practice good physical security habits, never allowing unauthorized individuals into secure areas.

Abusive Conduct and Bullying
•A workplace free of abusive behavior and bullying keeps us safe and able to concentrate fully on our jobs. We are polite, respectful and resolve disagreements calmly. We can never bully, threaten, intimidate or harm another person through writing, speaking or non-verbal behavior, such as gestures, expressions or physical conduct. For more on this topic, see the Anti-Bullying Policy.

Alcohol and Drug Abuse
•Substance abuse negatively affects job performance, creates safety hazards and puts everyone at risk. We can never be under the influence of alcohol, illegal drugs or any other controlled substance while on the job and their use or possession is prohibited at work. Medications are permitted when used as a doctor prescribes, or in accordance with directions for over-the-counter medications, and if they do not impact safety or job performance. Smoking – including cigarettes, e-cigarettes, cigars or pipes – is only allowed in designated areas. Our substance-free workplace policy applies to our associates, vendors, clients and visitors.

Social Media
•As individuals, we are responsible in our use of social media. Harassing a coworker, commenting about clients or sharing confidential business information are only a few examples of unacceptable activities that can have a negative or damaging impact on you, Broadridge and our stakeholders. Our policies apply to our use of social media in the same way they would apply to other communications.

•Broadridge supports an associate’s right to speak out publicly about matters of public concern or to participate in concerted activities related to the terms and conditions of employment. Nothing in this section of our Code or in any of our policies is intended to limit or interfere with that right.
•We do not hold ourselves out as representing Broadridge unless authorized. Only certain individuals are authorized to speak on behalf of Broadridge.
For more on social media, please see our Public Communications and Social Media Policy.

Respect for Associate Privacy
•We protect our associates’ personal information from unauthorized use and disclosure, limiting access to those who need it for the legitimate conduct of company business. Personal information must be kept safe from improper or illegal use or transfer. We take appropriate measures to protect personal information consistent with applicable privacy laws.

Broadridge and Third-Party Property
We protect all property owned by Broadridge from loss, damage, waste and misuse. This includes financial assets such as cash and bank accounts; physical assets including our facilities, equipment and vehicles; technology such as computers, software and information systems; and intellectual property such as company strategies and financial projections.

Use of Company Resources
•We take care of Broadridge’s assets, including equipment, office space and electronics, always securing them against loss, theft or damage. We recognize that all communications sent or received on our equipment (such as e-mail, instant messaging, text messaging, voicemail, conference equipment, company cell phones and handheld devices) are company assets, and Broadridge has the right to monitor them, unless prohibited by local laws.

Software
•We only distribute and disclose Broadridge and third-party software to associates authorized to use it, and to clients in accordance with terms of a Broadridge agreement. We do not copy software without authorization and only use it to perform assigned responsibilities. All third-party software must be properly licensed, and we abide by the terms and conditions of the license agreements, including various restrictions on the disclosure, use and copying of software.

Intellectual Property
•Our products, ideas and logos are all examples of intellectual property that must be protected. We can never disclose confidential information about our company or a client unless specifically authorized by management. We all have responsibility to protect proprietary information, even when we no longer work at Broadridge.
•If you are involved in the design, development, testing, modification or maintenance of Broadridge software, you must not tarnish or undermine the legitimacy and “cleanliness” of Broadridge products by copying or using unauthorized third-party software or confidential information. We do not possess, use or discuss proprietary computer code, output, documentation or trade secrets of a non-Broadridge party, unless authorized. Intentional duplication or copying of the “look and feel” of others’ software is not permitted.
•The development of software and the use of or embedding of artificial intelligence (AI) tools must be done in accordance with Broadridge policies, including the Artificial Intelligence (AI) Governance Policy.
For more on intellectual property, please see our Intellectual Property Policy.

Conflicts of Interest

We are impartial and objective when making business decisions, never allowing a conflict of interest – or even the appearance of a conflict – that could affect our judgment. We avoid personal relationships, investments and associations that could interfere with Broadridge's business interests and our independent exercise of judgment in Broadridge’s best interests. We strive to never exploit our position at Broadridge for personal gain. When potential, perceived or actual conflicts exist, we disclose the conflict so management can analyze the situation and take action to eliminate or mitigate the conflict, when appropriate.

Conflicts of interest can exist when we:
•Engage in Broadridge business transactions with relatives or friends
•Use Broadridge property, non-public Broadridge, client or vendor information, or Broadridge position for personal gain or for the benefit of our relatives or friends (including using such information for securities transactions)
•Have more than a modest financial interest in Broadridge's vendors, clients or competitors
•Receive a loan, or guarantee of obligations, from Broadridge or a third party as a result of our position at Broadridge
•Compete, or prepare to compete, with Broadridge while still employed here
These are only a few of the situations describing a conflict of interest. Whenever you have concerns about a situation, or even the way the situation appears, report it immediately.
Personal Relationships
•Relationships can create actual or potential conflicts of interest, complaints of favoritism, misunderstandings, an unprofessional work environment, and morale issues. Working closely with a family member or a person with whom you have a close personal relationship can also interfere with the ability to make objective decisions. The potential for such problems significantly increases when one of the individuals involved in the relationship holds a supervisory or managerial position and has the authority or the ability to affect or influence the other party’s terms or conditions of employment or engagement. Therefore, before hiring a relative or upon a relationship developing within a direct or indirect reporting line, the situation must be disclosed to each person’s manager to determine if there is a violation of the Employment of Relatives Policy and if so, they must work together to resolve the issue as provided in the policy. Additionally, if a relative or close friend has a business relationship with Broadridge, such as through a vendor or a client, we disclose the relationship to our manager.

For more on this topic, please see our policy on Employment of Relatives.

Board Service and Outside Business Relationships
•Engaging in volunteer activities and with the outside business community helps us contribute to personal causes. However, we know that taking on an advisory role – such as a board member, consultant, officer or partner – for a Broadridge business partner, competitor or professional organization requires authorization in order to avoid a potential conflict of interest.

Financial Interests
•Investing or having more than a modest financial interest in one of Broadridge’s clients, vendors or competitors could result in a conflict of interest. We avoid these investments and all other financial involvement as do our family members.

Gifts and Entertainment
•Exchanging gifts can strengthen business relationships, but it can also create conflicts of interest. Other than modest gifts exchanged in the normal course of business – including travel or entertainment – we do not give gifts to, or receive gifts from, Broadridge's clients and vendors. This restriction applies to our family members as well. If a gift is substantial, prior approval from senior management or the Director of Compliance is required before giving or receiving the gift.
•Refusing a gift or invitation is not always easy, especially if it might damage a business relationship. By asking your supervisor before accepting, you can respond appropriately.
•Any associate who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. This includes the offer or acceptance of anything of value intended to improperly obtain favorable treatment.

For more information on this topic, see the Gifts and Entertainment Policy, the Anti-Bribery Policy, the Travel and Entertainment Policy (US and Canada) and related policies on My Broadridge, your local employee handbook or from your HR business partner.

Dealing with Government Officials
•Government employee interactions are different than other business relationships. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. We are aware of and strictly follow these prohibitions.

Political Activity
•As members of our communities, we may voluntarily engage in the political process on our own time with our own personal resources. This includes money as well as equipment such as computers, phones and printers.
•No Company resources, including the use of Company premises, equipment or property, or Company funds, may be contributed (in cash or in-kind) to any political candidate, political committee (other than for the administrative and solicitation expenses of the Broadridge Political Action Committee, as permitted by law), political party, state or local ballot measure committee or to any other organization for the purpose of attempting to inﬂuence elections or ballot measures without the approval of the CEO.
•When we make politically related comments, we state them as our own views and not those of Broadridge. We are respectful of our colleagues, never pressuring them to get involved in the causes we support.
For more on this topic, please see our Political Contributions Policy.

Fair Business Practices

Bribery and Corruption
•We conduct business ethically with zero tolerance for corruption or bribery. We succeed because we work hard and are committed to our clients. We can never accept, request or offer anything of value (tangible or intangible), such as cash, gifts, discounts, contributions or promise of a job offer to obtain or retain business, influence a decision or gain an advantage.
•Bribery and corruption have serious consequences for us and our company. We comply with anti-bribery and anti-corruption laws wherever we do business. Because we can be held responsible if a third party offers a bribe on our behalf, we are careful when selecting business partners and hold them to these standards as well.
•In some countries, it may be customary for government officials to request facilitation payments. Facilitation payments are payments made to government officials to speed up routine government action that would otherwise be carried out in the normal course, such as processing licenses or permits or government paperwork required for visas and work orders. Facilitation payments made anywhere in the world are prohibited by Broadridge and must not be made regardless of local custom or law.
For more on this topic, please see our Anti-Bribery Policy.

Fair Dealings and Prevention of Fraud
•We are always fair in our dealings with fellow associates, vendors and clients. We can never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. The act of deception intended to result in financial or personal gain or a benefit for the company is fraud and must be prevented or stopped.

Antitrust Laws
•We compete fairly and support open and honest competition. We comply with all applicable fair competition and antitrust laws, knowing these laws help businesses compete fairly and honestly and prohibit conduct that reduces or restrains competition.

•We can never use information that was improperly obtained, such as confidential information from clients or other third parties. We do not share our pricing information with competitors or agree with competitors to set pricing or allocate territories or market share.
•We communicate carefully, as casual conversations, emails or social media exchanges can be misinterpreted and viewed as anti-competitive. When we are uncertain whether a contemplated action raises unfair competition or antitrust issues, we contact the Legal Department for assistance.

Anti-Money Laundering
•We watch for the crime of money laundering, vigilantly monitoring financial transactions and taking care to know our customers. To prevent illegally generated funds from moving through Broadridge, we look for suspicious transactions, use good judgment when dealing with third parties and only do business with reputable individuals and legitimate companies.
•Money laundering occurs when funds generated from criminal activity, such as drug trafficking, fraud and terrorism, are processed – and consequently their source is hidden – by a legitimate business. We have a duty to prevent these funds from moving through Broadridge. We should be suspicious when transactions involve:
–Invoices paid with cash or money orders
–Payments in a different currency than invoiced
–Payments from an uninvolved third party
–Over-payments
–Suspicious fund transfers
•If you have concerns about a transaction or a potential transaction, contact the Legal Department immediately.

For more on this topic, please see our Trade Controls and AML Policy.

Trade Restrictions
•Broadridge complies with all applicable trade restrictions, export controls, trade embargoes, economic sanctions and boycotts imposed by the U.S. government and any other government with authority over its business. This involves avoiding participation in certain business activities in specified countries, and with specified individuals and entities. Broadridge does not participate in any international boycott that is not sanctioned by the U.S. government.

For more on this topic, please see our Trade Controls and AML Policy.

Competitive Information
•We do not accept, use or disclose confidential information about our competitors. When obtaining competitive information, we can never violate our competitors’ rights. We take particular care when dealing with competitors’ clients, ex-clients and ex-employees. We can never ask for confidential or proprietary information and can never ask anyone to violate a non-compete or non-disclosure agreement.
•Aggressive selling should not include misstatements, innuendo or rumors about our competition or their products and financial condition. We also do not make unsupportable promises concerning our products. If you are uncertain about a communication, please contact the Legal Department for assistance.

Insider Trading
•We take U.S. securities laws very seriously: trading based on material nonpublic or “inside” information is unethical and illegal. Through our work, we may learn material information about our company or a client that is not available to the public; however, using that information to trade securities is against the law.
•We can never trade based on material nonpublic information about our company or about our clients, vendors, subcontractors, business partners or competitors. It is illegal to buy or sell securities using material information not available to the public.
•“Tipping” others to trade or not trade is also illegal and could lead to serious criminal or civil penalties. If we improperly give material nonpublic information to others, we are as liable as those who trade securities using the information. Always exercise caution when dealing with material nonpublic information and avoid even the appearance of improper transactions.
•We can never buy or sell securities based on material nonpublic information, which could include the following:
–Financial results
–Known but unannounced or projected future earnings, profits or losses
–Write-downs of assets or increases in reserves
–News of a pending or proposed merger, acquisition or disposition
–Impending bankruptcy or financial liquidity problems
–Gain or loss of a significant client
–Introduction of a significant new product or service
–Stock splits or changes in dividend policy
–Equity or debt offerings
–Exposure due to actual or threatened litigation
–Changes in debt ratings
–Cybersecurity incidents, including breaches
–Changes in senior management

•After this information becomes public through a press release, government filing or an official communication, you may transact in the securities; provided that certain “Covered Persons” as defined in our Insider Trading Policy may be required to seek pre-clearance to trade in securities. If you are ever uncertain, contact the Legal Department for assistance.
For more on this topic, please see our Insider Trading Policy.

Financial Integrity
We present an accurate and transparent view of our company’s finances. Complete and timely records demonstrate our integrity, and our integrity is critical to maintaining the trust of our clients, vendors and other stakeholders. Therefore, we are careful and honest when recording or handling our business and financial records.

Maintaining accurate financial records is also essential to meeting our obligations as a company. We are committed to recording our financial transactions honestly and according to generally accepted accounting principles. We are also committed to managing our business records appropriately to meet our legal, tax and regulatory requirements.

We all have a responsibility to maintain accurate records and retain important documents according to our policies. We can never falsify or alter any record, no matter how small. Fraud will not be tolerated. Remember that records include:

•Timesheets
•Expense forms
•Invoices or purchase orders
•Performance evaluations
•Statements of earnings or losses
•Payroll or tax records
•Benefit claims

Accurate Periodic Reports

Broadridge is required to make full and accurate disclosure of information in its periodic reports. This is essential to the success of our business. We exercise a high standard of care in preparing such reports in accordance with the following guidelines:

•All Broadridge accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.
•All records must fairly and accurately reflect the transactions or occurrences to which they relate.
•All records must fairly and accurately reflect, in reasonable detail, Broadridge’s assets, liabilities, revenues and expenses.
•Broadridge’s accounting records must not contain any intentionally false or misleading entries.
•No transactions should be intentionally misclassified as to accounts, departments or accounting periods.
•All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.
•No information should be concealed from the internal auditors or the independent auditors.
•Compliance with Broadridge’s system of internal accounting controls is required.

Confidential Information
•We not only guard private information about our fellow associates, but we also protect the proprietary information that drives our business – i.e. information that we know about because we work for Broadridge. We do not reveal Broadridge, client or vendor confidential or proprietary information to others.
•We also take appropriate security steps to prevent unauthorized access to such information. Proprietary and/or confidential information includes:
–Business methods
–Pricing and marketing data
–Strategy
–Computer code
–Computer screens
–Paper and online forms
–Experimental research
–Information about or received from our current, former and prospective clients, vendors and associates
–Transactions not publicly disclosed
–Client and vendor files
–Customer lists
•Before disclosing confidential information, we confirm there are legitimate business reasons for doing so, and if sharing with anyone outside of Broadridge, we obtain an approved confidentiality agreement or nondisclosure agreement in advance. We also comply with obligations we have with others under their contracts or nondisclosure agreements.

Data Security
•We are proud of our reputation for information protection and security – data security is fundamental to our success. We can never use or reveal Broadridge, client or vendor confidential or proprietary information to anyone unless they are authorized and need the information to do their jobs. To prevent unauthorized access to sensitive information, we practice good physical, technical and administrative security, protecting documents, limiting access to facilities, systems and data centers and following proper disposal methods.
•Only share confidential information with those who are authorized to know the information, need it to perform their jobs and are obligated to protect it.
•Be vigilant in protecting information about Broadridge, clients, and vendors.
•Immediately report any actual or suspected data security breaches or other security incidents to the Security Incident Response Team.

More information on this topic, including company policies, is available for associates on My Broadridge under Information Security.

Records Management
•Records management is essential to the successful operation of our company, as well as to our ability to meet our legal and regulatory obligations. We properly organize, manage and store our business records, including email, print, text, voice or hand-written documents, as outlined in our Records Management Policy.
•We maintain Broadridge business records for the periods specified in the Broadridge Records Management Policy or the more specific policies of our business unit. We destroy records only at the expiration of the pertinent period. Documents involved in pending or threatened litigation, government inquiry, or under subpoena or other information request, may never be discarded or destroyed, regardless of the periods specified in the Record Retention Policy. We also can never destroy, alter or conceal – with an improper purpose – any record, and we can never impede an official proceeding, either personally or in conjunction with or by attempting to influence another person.

Speaking on Behalf of Broadridge

We protect Broadridge’s reputation and ensure consistent and accurate information by only authorizing certain associates to speak on our behalf. While we may have good intentions or think we are speaking off the record, comments can be easily misunderstood, and we may:
•Misinform customers, investors or the public
•Disclose confidential information or intellectual property
•Damage our credibility

This also applies when we are asked to publish articles, white papers or speak publicly as a representative of Broadridge.

As a publicly traded company, we follow regulatory and legal obligations that govern when and how we share news and events about our company with stakeholders. We can never provide information unless we are authorized to speak on behalf of the company. When we are authorized to speak on behalf of Broadridge, the information we provide is accurate and complete.

Media and other requests should be referred to the appropriate person at Broadridge as provided in the Public Communications and Social Media Policy.

Only the Authorized Officers identified in Broadridge’s Regulation Fair Disclosure Policy or their designees may make any public statements on behalf of Broadridge to investors, securities analysts, ratings agencies, regulatory bodies or other securities market professionals. For more information, please see our Regulation Fair Disclosure Policy.

Dealing with Government Agencies
In every country where Broadridge operates, we conduct our affairs consistent with the applicable laws and regulations. We build and maintain honest and ethical government relationships. If you are uncertain about the proper response to a government inquiry, please contact the Legal Department.

Audits and Investigations
•We cooperate with government investigations and audits. We cooperate and respond in an honest and truthful manner and provide complete and accurate information. We can never conceal, destroy or alter documents, make misleading statements or interfere with a government inspection or investigation. If you receive a request for information from a regulator or law enforcement, promptly contact the Legal Department.

Government Procurement
•We know and comply with the requirements that relate to the government procurement process and meet all terms and conditions of our government contracts. We understand that interactions with government employees and officials are controlled by very strict regulations – we can never provide gifts, meals, entertainment or anything of value to government officials without consulting in advance with the Legal Department.

Corporate Citizenship and Sustainability

Broadridge has a long history of supporting our communities and strives to be an engaged stakeholder where we work and live. To help improve our communities, the company seeks to make social investments with lasting impact for future generations.

Broadridge, its Foundation and associates all give our time, talent and resources to a number of causes. Broadridge associates globally are making a difference in the lives of others.

Sustainability and Environmental Stewardship

We are committed to conducting our business based on responsible environmental, social and governance (“ESG”) practices. This commitment to ESG is a core value driving our dedication to service, and these principles are the foundation of our sustainability strategy. Please see the Sustainability section of our website for more information on our ESG program and policies.

Human Rights and Supply Chain

Broadridge respects and supports internationally recognized human rights and the importance of maintaining and promoting fundamental human rights in our operations and supply chain. Our policies are guided by the principles found in the U.N. Guiding Principles for Business and Human Rights. We expect our suppliers and business partners to adhere to these principles as well.

Broadridge requires that all of its associates, in all business activities, regardless of location, and all of its vendors:

•Promote a workplace free of discrimination and harassment
•Prohibit child labor, forced labor and human trafficking
•Provide fair and equitable wages, benefits and other conditions of employment
•Recognize associates’ right to freedom of association and collective bargaining

Waivers; Modifications; Compliance

In certain limited circumstances and upon written request to the Director of Compliance, we may find it appropriate to waive a provision of our Code. A waiver of our Code for an executive officer or director may be made only by the Board of Directors or a committee of the Board. Any waiver of our Code will be publicly disclosed when required by applicable rule or law.

We reserve the right to make unilateral changes at any time to our Code or any company policy or procedure. Any material changes to this Code will be approved by the Board of Directors. Any amendment of our Code will be publicly disclosed when required by applicable rule or law.

Corporate Audit will audit compliance with the Code annually.

Closing Thoughts

Protecting Broadridge’s reputation as an ethical company is up to each of us.

When in doubt about taking certain actions, ask yourself:
•Could my actions be considered unethical or violate the Broadridge Code, policies or the law?
•Could my actions have the appearance of impropriety?
•Could my actions be questioned by my supervisors, associates, clients, family or the general public?
•Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you answer “yes,” to any question, stop and discus it with your local management before proceeding. If you are still uncomfortable, seek guidance from one of the Ethics Resources listed below.

Any associate who ignores or violates any of Broadridge's ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, up to and including dismissal. Please refer to Broadridge’s Corrective Action Policy. Certain activities prohibited under the Code are also violations of law, such as antitrust, anti-bribery and anti-money laundering laws, and can also subject you to personal liability and criminal prosecution.

Keep in mind, it is not the threat of discipline that should govern your actions. We hope you share our belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for Broadridge to become and remain a World Class Service company.

How do I raise a concern?
•Start with your manager. He or she is in the best position to understand and address your concern.
•If you are still concerned after speaking with your local management or feel uncomfortable speaking with them (for whatever reason), you have other resources available to help you, including the Broadridge Ethics Hotline.
•All reports raising a concern of a violation of this Code or other Broadridge policies and procedures will be promptly investigated. Investigations are managed by the Director of Compliance and will be conducted as confidentially as is practical given the situation and the action taken in response will depend on the facts identified from the investigation. When requested, associates must cooperate with internal investigations and provide truthful information. Associates who have violated Broadridge policies, procedures or the Code will be accountable for their behavior consistent with the Corrective Action Policy, which includes disciplinary action up to termination of employment. Additionally, no Broadridge policy restricts you from reporting any violation of law to appropriate government or regulatory agencies, or from cooperating with such agencies in connection with an investigation, inspection, or inquiry.

Non-retaliation Policy
Broadridge is committed to fostering a workplace conducive to open communication regarding the company's business practices. As such, Broadridge is committed to protecting from discrimination or retaliation individuals who report activities believed to be illegal, dishonest, unethical, or otherwise improper (in some cases referred to as a “whistleblowers”). Any retaliation – including harassment, demotion, transfer or dismissal – against anyone who speaks up and makes an honest, good-faith report is never tolerated. Threats of retaliation, and even the suspicion of retaliation, must be reported.

Ethics Resources

If you ever have a question or wish to report a concern, you may contact:

Your manager, any member of management, or your HR business partner

Ethics and Compliance:
Mark DiGidio, Associate General Counsel &
Director of Compliance
mark.digidio@broadridge.com
201-714-3095

ExThe Legal Department
2 Gateway Center
Newark, New Jersey 07102
(201) 714-8811
Attention: Laura Matlin, Chief Compliance Officer

Broadridge Chief Legal Officer
Hope Jarkowski, Chief Legal Officer
Hope.Jarkowski@broadridge.com

The Broadridge Ethics Hotline
(201) 714-3500 or (800) 669-0661
Available 24/7
You may contact the Ethics Hotline anonymously, where permitted by local law. The hotline phone number is administered by a third party.
ethics@broadridge.com
The hotline e-mail is monitored by the Broadridge Director of Compliance.
The Audit Committee of our Board of Directors
Maria Allen, Corporate Secretary
Broadridge Financial Solutions, Inc.
5 Dakota Drive
Lake Success, NY 11042
CorporateSecretary@broadridge.com

Updated as of May 16, 2024